Exhibit 99.1

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham, PA 19044 215.315.9000 fax:215.315.9100

email: info@neose.com www.neose.com

NEOSE TECHNOLOGIES REPORTS FOURTH QUARTER AND 2003

YEAR END FINANCIAL RESULTS

HORSHAM, PA, February 12, 2004—Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the fourth quarter and year ended December 31, 2003.

For the quarter ended December 31, 2003, the Company reported a net loss of $9,696,000, or $0.49 per basic and diluted share, compared to a net loss of $6,377,000, or $0.45 per basic and diluted share, for the same period in 2002. The increased net loss for the 2003 period was primarily due to increased research and development expenses of $2,568,000, resulting from increased personnel costs, purchases of laboratory services and research supplies, including proteins, and depreciation of pilot manufacturing facility improvements, which were placed in service in January 2003. The increased net loss was also attributable to the lack of other income in the 2003 period compared to the 2002 period, when the Company recorded other income of $1,653,000 upon receiving a contract payment. The Company reported revenues of $564,000 for the fourth quarter of 2003, compared to $294,000 for the fourth quarter of 2002. The increase in revenues for the 2003 period was primarily due to revenues recognized under agreements with Novo Nordisk.

For the twelve months ended December 31, 2003, the Company reported a net loss of $37,681,000, or $2.14 per basic and diluted share, compared to a net loss of $26,417,000, or $1.85 per basic and diluted share, for the same period in 2002. The increased net loss for the 2003 period was primarily due to increased research and development expenses and lower revenues, both of which are described in more detail below. In addition, in the third quarter of 2003, the Company recorded an impairment charge of $1,250,000 to reduce the carrying value of an investment in convertible preferred stock to zero. The increased net loss was also attributable to the lack of other income in the 2003 period compared to the 2002 period, when the Company recorded other income of $1,653,000 upon receiving a contract payment.

The Company reported revenues of $1,435,000 for the twelve months of 2003, compared to $4,813,000 for the same period in 2002. The decrease in revenues for the 2003 period was primarily due to the completion of activities in 2002 under the Company’s agreement with Wyeth Pharmaceuticals.

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Operating expenses for the twelve months ended December 31, 2003 were $37,969,000, compared to $33,991,000 for the same period in 2002. Research and development expenses for the twelve months ended December 31, 2003 increased to $26,821,000 from $21,481,000 in the comparable 2002 period. This increase was primarily due to increased personnel costs, purchases of laboratory services and research supplies, including proteins, and depreciation of pilot manufacturing facility improvements, which were placed in service in January 2003. Partially offsetting these increases was a reduction in severance expense of $2,294,000, of which $1,608,000 was a non-cash charge, related to an agreement entered into during 2002 with a former executive officer.

The Company’s marketing, general, and administrative expenses were $11,148,000 for the year ended December 31, 2003 compared to $12,510,000 for the year ended December 31, 2002. The 2002 period included severance expense of $428,000, of which $309,000 related to an agreement entered into during 2002 with a former executive officer. Also contributing to the decrease from 2002 to 2003 were reductions in recruiting, relocation, legal and consulting expenses.

The Company ended the fourth quarter with $53,060,000 in cash, cash equivalents, and marketable securities. In January 2004, the Company arranged to borrow up to $9,000,000 from a bank, of which $6,200,000 has been received and will be used to fund improvements to the Company’s leased laboratory and office facility in Horsham, PA. During the first quarter of 2004, the Company expects to complete a $3,900,000 refinancing of its outstanding Montgomery County (Pennsylvania) Industrial Development Authority Bonds by using additional proceeds from the debt financing and $1,100,000 of restricted funds related to the bonds. Following the refinancing, the Company will owe the bank $9,000,000, and the bank will have a mortgage to on the land and building where the Company’s present headquarters are located, as well as on improvements, certain equipment, and other tangible personal property.

Conference Call

The Company will host a conference call at 5:00 p.m. (EST) on February 12, 2004, to discuss the fourth quarter and year end financial results, update investors on company developments, and the corporate objectives and financial outlook for 2004. The dial-in number for domestic callers is (800) 289-0493. The dial-in number for international callers is (913) 981-5510. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 555674. The replay number for international callers is (719) 457-0820, also using the passcode 555674. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz398863486gf12.html

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To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics using its proprietary technologies. By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing improved versions of currently marketed therapeutics with proven efficacy. These next-generation proteins are expected to offer significant advantages over first-generation drugs that are now on the market, such as less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose expects to enter into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

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Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenue from collaborative agreements	$564	$294	$1,435	$4,813

Operating expenses:
Research and development	7,790	5,222	26,821	21,481
Marketing, general and administrative	2,489	3,105	11,148	12,510

Total operating expenses	10,279	8,327	37,969	33,991

Operating loss	(9,715)	(8,033)	(36,534)	(29,178)

Other income	—	1,653	—	1,653
Impairment of equity securities	—	—	(1,250)	—
Interest income	144	197	564	1,108
Interest expense	(125)	(194)	(461)	—

Net loss	$(9,696)	$(6,377)	$(37,681)	$(26,417)

Basic and diluted net loss per share	$(0.49)	$(0.45)	$(2.14)	$(1.85)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	19,935	14,324	17,611	14,259

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2002
Assets

Cash, cash equivalents and marketable securities	$53,060	$41,040
Restricted funds and other current assets	1,818	1,535

Total current assets	54,878	42,575

Property and equipment, net	37,192	36,508

Other assets and acquired intellectual property, net	2,775	4,009

Total assets	$94,845	$83,092

Liabilities and Stockholders’ Equity

Current liabilities	$13,849	$6,517
Other liabilities	413	330
Long-term debt and capital lease obligations	8,370	5,560

Total liabilities	22,632	12,407

Stockholders’ equity	72,213	70,685

Total liabilities and stockholders’ equity	$94,845	$83,092

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CONTACTS:

Neose Technologies, Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and discussions of risk factors in the Company’s subsequent SEC filings.

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